EXHIBIT 99.1

Johnson Outdoors Announces Higher Sales and Profits in 2013 First Fiscal Quarter

RACINE, Wis., Feb. 1, 2013 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation equipment company, today announced quarterly revenue increased 9 percent to $87.3 million during the first fiscal period ended December 28, 2012, due to higher sales in Marine Electronics and the addition of the Jetboil® brand acquired on November 14, 2012. First quarter operating profit was $1.5 million, a $5.2 million improvement year-over-year. Net Income was $0.2 million, a $3.2 million improvement versus the prior year first quarter.

"Johnson Outdoors' legacy of success is built on our unique value proposition: understanding our markets, consumers and recreational activities best, and then leveraging our deep insights, product expertise and know-how to deliver winning innovation to enhance and enrich the outdoor experience for outdoor enthusiasts. Future growth demands discipline and focus on what we know best, what we do best and doing it even better to deliver sustained 'Value Plus' for consumers, customers, employees and shareholders," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "While it is too early to predict how the year will go, we are pleased by such a strong start as we ramp up for the primary selling period for our products over the next two quarters. The competition for consumer discretionary dollars is always tough, and we feel good about our position and ability to grow share across every segment."

FIRST QUARTER RESULTS

Sales during the first fiscal quarter are typically the lowest of the year as the Company ramps up for the primary selling period of its outdoor recreation products during the second and third fiscal quarters. Net sales were $87.3 million in the first fiscal quarter compared with net sales of $80.2 million in the prior year quarter. Increased sales in Marine Electronics and Outdoor Gear more than offset revenue declines in other units. Key drivers behind the year-over-year comparison in each business unit were:

  Marine Electronics revenue increased 12.3 percent year-over-year driven in large part by the shift of distributor shipments into the current quarter from the fiscal 2012 fourth quarter.
  Outdoor Gear revenue rose 34.2 percent due to the acquisition of the Jetboil® brand midway through the fiscal first quarter, which added $1.9 million to sales during the current quarter, and higher sales in commercial and military segments.
  Watercraft sales compared unfavorably to the same period last year due to non-recurring year-end close-out sales in the sporting goods channel in the prior year quarter.
  Diving sales dipped 1.5 percent as continued growth in SubGear® could not offset the impact of unfavorable currency translation.

Total Company operating profit during the seasonally slow first fiscal quarter was $1.5 million compared to an operating loss of ($3.7 million) in the prior year period. Primary drivers behind the quarter-to-quarter comparison were:

  Increased volume and favorable product mix.
  Reduced operating expense in the current period due to lower legal costs versus the prior year quarter and the closure of certain European sales offices in Fiscal 2012.
  Improved gross margins in Diving.

The Company reported net income of $0.2 million, or $0.02 per diluted share, during the first fiscal quarter, compared to a net loss of ($2.9 million), or ($0.30) per diluted share, in the same quarter last year.

OTHER FINANCIAL INFORMATION

At December 28, 2012, cash, net of debt was $8.5 million which compared favorably to debt, net of cash of ($4.9 million) at the end of the prior year quarter. The Company utilized $15.5 million of cash and debt in the current year first quarter for the acquisition of Jetboil®. Depreciation and amortization was $2.4 million year-to-date, compared to $2.7 million during the prior year-to-date period. Capital spending totaled $3.0 million during the first fiscal quarter compared with $2.0 million in the 2012 first fiscal quarter.

"We head into the primary selling season for our products in a solid, stable financial position. Inventory and working capital are down significantly even with the addition of a new, growing brand to the portfolio, and operating cash-flow is steady with every business contributing. The balance sheet is in excellent shape and we have the capacity to make strategic investments to strengthen and grow the business against the long-term goal of sustained profitable growth," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday February 1, 2013. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 28 2012	December 30 2011
Net sales	$ 87,274	$ 80,176
Cost of sales	53,460	49,075
Gross profit	33,814	31,101
Operating expenses	32,288	34,820
Operating profit (loss):	1,526	(3,719)
Interest expense, net	418	575
Other expense (income), net	498	(1,192)
Income (loss) before income taxes	610	(3,102)
Income tax expense (benefit)	363	(158)
Net income (loss)	$ 247	$ (2,944)
Weighted average common shares outstanding - Dilutive	9,439	9,807
Net income (loss) per common share - Diluted	$ 0.02	$ (0.30)
Segment Results
Net sales:
Marine electronics	$ 53,651	$ 47,771
Outdoor equipment	8,440	6,290
Watercraft	6,814	7,485
Diving	18,483	18,758
Other/eliminations	(114)	(128)
Total	$ 87,274	$ 80,176
Operating profit (loss):
Marine electronics	$ 4,746	$ 2,073
Outdoor equipment	224	(252)
Watercraft	(1,682)	(2,458)
Diving	702	(98)
Other/eliminations	(2,464)	(2,984)
Total	$ 1,526	$ (3,719)
Balance Sheet Information (End of Period)
Cash and cash equivalents	$ 47,970	$ 29,096
Accounts receivable, net	62,848	65,561
Inventories, net	77,519	79,015
Total current assets	205,232	188,259
Total assets	300,362	270,725
Short-term debt	31,268	22,759
Total current liabilities	94,870	81,681
Long-term debt	8,196	11,257
Shareholders' equity	174,416	158,300

CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600